BLIGH NEW ZEALAND LIMITED

HORIZON OIL INTERNATIONAL LIMITED
Vendors

INDO-PACIFIC ENERGY (NZ) LIMITED
Purchaser

NGATORO ENERGY LIMITED
Guarantor

AGREEMENT FOR SALE AND PURCHASE OF
DATA AND SHARES IN BLIGH OIL &
MINERALS (N.Z.) LIMITED

AGREEMENT dated 2003

PARTIES

BLIGH NEW ZEALAND LIMITED and HORIZON OIL INTERNATIONAL LIMITED (" Vendors") INDO-PACIFIC ENERGY (NZ) LIMITED ("Purchaser") NGATORO ENERGY LIMITED ( Guarantor )

INTRODUCTION

This agreement records the arrangements between the parties relating to the sale to the Purchaser by the Vendors of all the issued shares in Bligh Oil & Minerals (N.Z.) Limited.

AGREEMENT

1.	INTERPRETATION

1.1	Definitions: In this agreement, unless the context otherwise requires: "Acquisition Agreements" means those of the following agreements:

	(a)	Deed of Assignment of Royalty Interest in PEP 38738;

	(b)	PEP 38716 Asset Sale and Purchase Agreement;

	(c)	PEP 38718 Asset Sale and Purchase Agreement; and

	(d)	PEP 38728 Asset Sale and Purchase Agreement,

in each case between Horizon and Purchaser and dated on or around the date of this agreement, which go to completion in accordance with their terms.

"Authority" includes every minister, department of state, government authority, regional council, territorial authority or other statutory or regulatory authority having jurisdiction or authority to perform or exercise functions or powers.

"Business" means the Company's business as at the date of this agreement.

"Business Day" means a day (other than a Saturday, Sunday or public holiday) on which registered banks are open for business in Wellington.

"Business Records" means all records of, and information relating to, the Business including (but without limitation) records and information of, or in connection with, transactions, manufacture and supply of goods or provision of services, stock ledgers, customer and supplier lists, accounts, quotations, asset registers, staff and wages records, systems management documentation, correspondence and statutory records which the Company is required to maintain, together with all media containing any such records or information.

"Company" means Bligh Oil & Minerals (N.Z.) Limited, which is incorporated in New Zealand.

"Completion" means completion of the sale and purchase of the Shares in accordance with section 6 or, as the context may require, the point in time at which such completion takes place.

"Completion Date" means 30 days from the date hereof.

"Data" means the information and data described in the Third Schedule to the extent it is in the possession of the Company as at the date of this agreement.

"Effective Date" means 30 June 2003.

"Dispute Procedure" means a procedure:

(a)
whereby the matter in dispute is referred for a decision by a suitably qualified person appointed by the Vendors and the Purchaser or, if they do not agree on such appointment within 10 Business Days of either requesting the other to do so, by a person appointed by the president for the time being of the Auckland branch of the Institute of Chartered Accountants of New Zealand, on application by either the Vendors or the Purchaser; and

(b)
under which the appointee shall be requested to reach a decision within 20 Business Days of being appointed and shall, in reaching a decision, act as an expert and not an arbitrator, the provisions of the Arbitration Act 1996 shall not apply, the decision shall be final and binding on the parties and the cost of the appointee shall be borne by Vendors and the Purchaser equally, unless determined otherwise by the appointee.

"Horizon" means Horizon Oil International Limited.

"Intellectual Property Rights" means all rights (including ownership rights, rights or licences to use, rights arising through use, and rights which are the subject of applications to register) in or to any trade name, design, patent, copyright, know-how, process, method, invention, database, circuit layout or other form of intellectual property (whether or not registered), and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these in any part of the world.

"Interim Accounts Date" means 31 December 2002.

"Last Financial Statements" the financial statements in respect of the Company, for the 6 month period ended on the Interim Accounts Date.

"Mortgage" means the charge over the interest of the Guarantor in future revenue from Petroleum produced from the Goldie field forming part of Petroleum Mining Permit 38148 referred to in Clause 4.4.

"NZ GAAP" means generally accepted accounting practice as defined in the Financial Reporting Act 1993.

"Purchase Price" means the purchase price payable by the Purchaser for the Shares in accordance with section 3.

"Related Company" has the same meaning as in section 2(3) of the Companies Act 1993.

"Shares" means 8,502,000 fully paid ordinary shares in the Company, being the entire issued capital of the Company.

"Taxation" means all forms of taxation and all other statutory, governmental or local governmental impositions, duties, levies, tariffs and rates, whether imposed or payable in New Zealand or elsewhere, and includes any reassessment thereof, and all penalties, fines, interest, costs and expenses in connection with any of the foregoing. "Transaction" means the transaction recorded in this agreement.

"Vendors" means Horizon Oil International Limited and Bligh New Zealand Limited.

"Warranties" means the warranties and undertakings set out in the second schedule.

"Year" means a calendar year.

1.2	Interpretation: In this agreement, unless the context otherwise requires:

	(a)	words importing one gender include the other genders;

	(b)	the singular includes the plural and vice versa;

	(c)	references to a month or a year are references to a calendar month or year, as the case may be;

	(d)	references to dates and times are to dates and times in New Zealand;

	(e)	references to currency are to New Zealand currency.

1.3	Further interpretation: In this agreement:

	(a)	a reference to a party is a reference also to that party's executors, administrators or successors and permitted assigns;

(b)
a reference to a "person" includes an individual, firm, company, corporation or unincorporated body of persons, or any Authority, in each case whether or not having separate legal personality, and a reference to a "company" includes a person;

	(c)	headings are for convenience only and shall not affect interpretation;

	(d)	references to sections, clauses and schedules are references to sections, clauses and schedules of this agreement unless specifically stated otherwise;

	(e)	a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

2.	SALE AND PURCHASE OF SHARES

2.1
Agreement to sell Shares: The Vendors shall sell that number of Shares set opposite their respective names in column 2 of the first schedule and the Purchaser shall purchase the Shares together with all rights attaching thereto at the date of this agreement.

3.	PURCHASE PRICE

3.1	Purchase Price: The purchase price for the Shares is $NZ25,000.00.

4.	PAYMENT OF PURCHASE PRICE

4.1	Payment: The Purchaser shall satisfy the Purchase Price:

(a) by a payment of $5,000.00 the Completion Date; and

(b) by a payment of $20,000.00 within 90 days from the Completion Date.

4.2
Payment to Bank Account: The money payable under clause 4.1 shall be paid by means of electronic transfer or transfers of immediately available funds to the bank accounts of the Vendors nominated in writing by the Vendors not less than 1 Business Day prior to the Completion Date.

4.3
Interest: Should the Purchase Price or any part thereof not be paid on the relevant due dates then the Purchaser shall pay to the Vendors interest on the outstanding part of the Purchase Price at the rate of 1.5% per month compounding at monthly rests, such interest being calculated at monthly intervals on the outstanding balance of the Purchase Price and all interest which has accrued thereon pursuant to this clause over the preceding months.

4.4
Security for Purchase Price: On the Completion Date the Guarantor shall execute and deliver to the Vendors a charge on the terms set out in Annexure A to the PEP38716 Asset Sale and Purchase Agreement which is one of the Acquisition Agreements, over the interest of the Guarantor in future revenue from Petroleum produced from the Goldie field forming part of Petroleum Mining Permit 38148 and otherwise in a form capable of approval by and registration with the relevant authorities under the Petroleum Act 1937 and the Crown Minerals Act 1991. The Mortgage shall secure all moneys payable by the Purchaser to the Vendors under this Agreement and shall further secure all moneys payable by the Purchaser to Horizon under any and all of the Acquisition Agreements. The Vendors shall not be obliged to release the Mortgage unless and until all such moneys have been paid in full to the Vendors and/or Horizon as applicable.

4.5	Transfer back on Default:

(a)
If the Purchaser fails to pay any of the amounts specified in clause 4.1 by the date specified in that clause then at any time following such default occurring the Vendors may give the Purchaser notice in writing requiring the Purchaser to either pay the outstanding instalment, with interest accrued in accordance with Clause 4.3, within 30 days of the date of the notice or after the expiration of the said 30 days to transfer back to the Vendors free of all encumbrances or other adverse third party interests in the proportions nominated by them the Shares (the Assigned Assets) and the Purchaser shall immediately comply with such notice at its cost. Immediately upon the Purchaser being required to transfer back the Assigned Assets the Purchaser shall do all things necessary to transfer the Assigned Assets free of all encumbrances and other adverse third party interests to the Vendors. All taxes and stamp duty payable on such a transfer shall be borne by the Purchaser and the Purchaser shall indemnify and keep indemnified the Vendors against all and any such liability. The Purchaser shall cause its appointees to the board of directors of the Company to resign without compensation.

(b)
Notwithstanding the transfer back of the Assigned Assets to the Vendors in accordance with this clause, the Vendors shall be entitled to retain to their sole account any moneys already received by them from the Purchaser pursuant to clause 4.1.

(c)
The rights and entitlement of the Vendors under this clause 4.5 are without prejudice to and without limitation of any other rights and entitlements which the Vendors have either at law or under this agreement or under the Mortgage.

5.	PRE-COMPLETION OBLIGATIONS

5.1	Positive obligations of Vendors: Pending Completion, the Vendors shall procure that:

	(a)	all money owing to the Company by the Vendors or by any member of their families or by any Related Company of a Vendor or by any Company or other entity controlled by any such persons is repaid;

	(b)	all money owed by the Company (including any loans and normal trade indebtedness) is repaid;

(c)
the assets of the Company are maintained such that its assets are in as good a state of operating condition, order and repair as at the date of this agreement, having regard to the age and book value of such assets, except for ordinary depreciation and fair wear and tear;

(d)
the Purchaser is promptly notified of any law suits, claims, proceedings (other than normal debt collection proceedings), investigations or adverse events which may occur, be threatened, brought, asserted or commenced against, or involving or affecting, the Company, its directors, officers or employees.

5.2	Negative obligations of Vendors: Pending Completion the Vendors shall procure that the Company shall not:

	(a)	create or incur any liability or indebtedness whatsoever (whether contingent or otherwise) except normal liabilities or indebtedness incurred in the ordinary course of trading;

	(b)	make any payment except in the normal and ordinary course of its business;

	(c)	acquire any assets other than current assets acquired in the ordinary course of conducting its business; or

	(d)	dispose of any of its assets other than current assets disposed of in the ordinary course of conducting its business;

	(e)	enter into any material capital commitment;

	(f)	declare, pay or make any dividend or other distribution;

	(g)	pay any fees or other emoluments to any director other than normal remuneration and allowances payable to executive directors

(h)
alter, in any material respect, any of the remuneration or other conditions of employment or engagement of any director, officer, employee or consultant or independent contractor of the Company other than changes consistent with the normal business practices employed by the Company and ordinary increases in accordance with its established review policies as at the date of this agreement;

	(i)	terminate or vary any existing material contract or arrangement other than in the ordinary course of conducting its business.

5.3
Information prior to Completion: After this agreement becomes unconditional and in the period up to Completion, the Vendors shall provide the Purchaser and its authorised representatives with access during the normal operating hours of the Company to the business of the Company, including the Business Records and all other information reasonably required concerning the business and affairs of the Company to familiarise the Purchaser with the Company.

5.4
Return of information: If this agreement is terminated, the Purchaser shall promptly return to the Vendors all written or recorded information relating to the Company which the Purchaser has obtained from the Vendors, and thereafter each party:

	(a)	shall maintain confidentiality in respect of all information provided by or on behalf of another party prior to or following signing of this agreement; and

	(b)	shall not use any such information for any purpose or disclose any such information to any other person without the prior written consent of the party from whom the information was obtained.

5.5
Obligation to notify: If, at, or prior to, Completion, any of the Warranties, or any of the obligations of the Vendors under this agreement, are or will be breached or unfulfilled on Completion, or any event occurs which may entitle the Purchaser to exercise its right of cancellation under clauses 8.2 or 8.3, the Vendors shall immediately give written notice to the Purchaser of that fact and the circumstances giving rise to it.

6.	COMPLETION

6.1	Time for Completion: Completion shall take place not later than 4 pm on the Completion Date at the offices of Horizon Oil N.L. in Sydney.

6.2	Vendors' obligations on Completion: At Completion the Vendors shall deliver the following to the Purchaser:

	(a)	Transfers of the Shares to the Purchaser and/or its nominee duly executed by the Vendors in registrable form.

	(b)	The share certificates for the Shares or a certificate by a director of the Company that no share certificates have been issued for the Shares.

(c)
Evidence of the passing by the board of directors of the Company of a valid resolution approving the transfers of the Shares and directing that the name of the Purchaser and/or its nominee be entered in the share register of the Company upon production of the transfers to the Company duly executed.

(d)
In respect of the Company, its certificate of incorporation (or a certified copy thereof), constitution, directors' and shareholders' minute books, share register, register of directors, interests register and register of charges.

	(e)	Such of the other records and documents of the Company as the Purchaser specifies.

(f)
Resignations in writing of the directors of the Company from their office of director of, and all offices or places of profit under, the Company and acknowledgements by them in a form satisfactory to the Purchaser to the effect that no moneys are owing to them whether by way of fees, salary, expenses, compensation for loss of office or otherwise and that they have no claims of any nature whatsoever against the Company.

	(g)	Evidence of the appointment of such persons as the Purchaser specifies as directors of the Company.

	(h)	Unconditional releases of the Shares from all encumbrances thereover.

(i)
Such of the Data as is in the possession or control of the Company and/or the Vendors on the Completion Date, in such form as the Data is stored, it being acknowledged that the Vendors will use all reasonable endeavours to provide the Data to the Purchaser at Completion, and in respect of any Data that the Vendor is unable to obtain prior to Completion, the Vendor shall use all reasonable endeavours to provide such Data to the Purchaser as soon as reasonably practicable following Completion.

	(j)	Evidence satisfactory to the Purchaser, acting reasonably, that the Vendors have fulfilled all their obligations under clause 5.1.

6.3
Payment by Purchaser: Upon compliance with the provisions of clause 6.2, the Purchaser shall contemporaneously therewith, pay the Purchase Price in the manner specified in section 4 and deliver to the Vendors the Mortgage duly executed by the Guarantor.

6.4
Partial Completion/deferment of Completion: If any of the documents required to be delivered pursuant to clause 6.2 are not delivered for any reason, the Purchaser is entitled, without prejudice to any of its other rights or remedies, but subject to clause 6.5, to:

(a)
effect Completion so far as is practicable having regard to the defaults which have occurred and in so doing either to release, or without releasing (as the Purchaser may elect), the Vendors from liability to comply as soon as possible with their obligations under that clause; or

	(b)	fix a new date for Completion, which shall thereafter be treated for all purposes as the Completion Date.

6.5
Materiality of default: Clause 6.4 does not apply unless the failure in the reasonable opinion of the Purchaser materially detracts from the benefit of this agreement to the Purchaser or from the value of the Shares.

6.6
Effective Date: Subject to Completion in accordance with this clause 6 the Purchaser shall be deemed to have acquired the Shares with effect on and from the Effective Date and shall be entitled to all rights and benefits accruing to the Shares on and from the Effective Date.

7.	VENDOR WARRANTIES

7.1	Warranties: In consideration of the Purchaser entering into this agreement, each of the Vendors:

	(a)	gives the Warranties to the Purchaser at the date of execution of this agreement by the Purchaser; and

	(b)	agrees that each of the Warranties shall be deemed to be given again on each day after the date of execution of this agreement up to, and on, the date of, Completion.

7.2	Qualifications: The Warranties are given subject to:

(a)
any exception or qualification fairly disclosed in a formal disclosure letter given by or on behalf of each of the Vendors to the Purchaser prior to this agreement by the Purchaser, or expressly stated in this agreement; and

	(b)	any matter or thing done, or omitted to be done, in accordance with any provision of this agreement, or at the written request, or with the prior written approval, of the Purchaser.

7.3	Indemnity by Vendors: Without limiting any rights or remedies of the Purchaser, each of the Vendors indemnifies the Purchaser against:

	(a)	all losses, damages, costs and expenses suffered or incurred by the Purchaser; and

	(b)	all claims or demands made against the Purchaser;

arising out of any breach or non-fulfilment of any of the Warranties or any of the obligations of any of the Vendors under this agreement, and each of the Vendors acknowledges that the Purchaser is entitled to set-off against the Purchase Price any amount payable to the Purchaser under this clause PROVIDED THAT:

(c)
the Purchaser must give written notice to the Vendors of any claim under this clause 7.3 with reasonable details of the relevant claim, including, if possible, the Purchaser's estimate of the amount of the claim within 12 months of the Completion Date;

	(d)	the Purchaser may only bring a claim for indemnity pursuant to this clause against the Vendors for an event or circumstance or series of events or circumstances if the amount claimed exceeds $10,000;

(e)
the maximum aggregate amount that the Purchaser may recover against the Vendors for all and any breaches or non-fulfilment of any Warranties and all and any breaches or non-fulfilment of any of the obligations of the Vendors under this agreement is the amount of the Purchase Price which has been paid to the Vendors as at the date of the last of the breaches to occur;

(f)
subject to subclause (e), where the Purchaser seeks to enforce the indemnity in relation to a breach of the Warranties, the quantum of any liability the Vendors have to the Purchaser under or in relation to this agreement arising out of the breach of any Warranty shall be determined solely by reference to the effect on the value of the Shares which results from the facts, matters or circumstances on which the claim is based not being as warranted.

7.4
Awareness: Where a Warranty is expressed to be given as to the awareness, knowledge or belief of the giver, or any similar formulation of words, the giver of the Warranties confirms that it has made all due and proper enquiries before giving the Warranty

7.5
Indemnity for Unknown or Contingent Claims: Without limiting any rights or remedies of the Purchaser under the other provisions of this agreement, each of the Vendors indemnifies the Purchaser and shall keep it indemnified for the amount of any claim for tax or for any other claim that the Company is liable to pay, including the costs of defending or settling the claim, thereby reducing the assets of the Company. This indemnity shall apply in respect of any claim that is made against the Company and is notified to the Vendors within two years after the Completion Date, if the claim results or arises from:

	(a)	Any income, profit or gains earned or tax reassessed in respect of a time before the Completion Date; or

	(b)	Any event on or before the Completion Date whether or not it is known or a contingent liability at the Completion Date, and which would not otherwise be a breach of a warranty given by the Vendors under this Agreement.

8.	DEFAULT, CANCELLATION

8.1
Purchaser default: If the Purchaser defaults in any material respect in the performance of any of its obligations under this agreement prior to or on the Completion Date, the Vendors may, in the case of a default which is capable of remedy, after giving to the Purchaser not less than 10 Business Days' written notice of such default requiring the Purchaser to remedy the default and the default not having been remedied within that period or, in respect of a default not capable of remedy, immediately, exercise all or any of the following, without prejudice to any other rights which the Vendors may have:

	(a)	Cancel this agreement by written notice to the Purchaser, in which event any part of the Purchase Price paid by the Purchaser will be absolutely forfeited to the Vendors; or

(b)
Re-sell the Shares, either by public auction or private contract, for cash or on credit, and upon such other terms and conditions as the Vendors considers appropriate, buy in at any auction and re-sell, and any deficiency in price which may result and all expenses of the Vendors in arranging a resale or attempted resale shall be made good by the Purchaser and will be recoverable by the Vendors as liquidated damages, the Purchaser receiving a credit for any payments made on account of the Purchase Price but any increase in price on resale after deduction of expenses belonging to the Vendors.

	(c)	Sue the Purchaser for specific performance.

8.2
Vendor default: If any of the Vendors defaults in any material respect in the performance of any of their obligations under this agreement prior to or on the Completion Date, the Purchaser may, in the case of a default which is capable of remedy, after giving to the Vendors not less than 10 Business Days' written notice of such default requiring the Vendors to remedy the default and the default not having been remedied within that period or, in the case of a default not capable of remedy, immediately, exercise all or any of the following, without prejudice to any other rights which the Purchaser may have (including any rights under clause 8.3):

	(a)	Cancel this agreement by written notice to the Vendors, in which event the Vendors shall immediately repay to the Purchaser any money paid on account of the Purchase Price.

	(b)	Sue the Vendors for specific performance.

8.3	Additional Purchaser cancellation rights: The Purchaser is entitled by written notice to the Vendors to cancel this agreement if:

(a)
at or prior to Completion it is found or it appears that any of the Warranties are or will be breached or unfulfilled in any respect which in the reasonable opinion of the Purchaser is material and which would have a significant adverse effect on the value of the Company's assets; or

	(b)	prior to Completion any asset of the Company is destroyed or damaged to an extent which, in the opinion of the Purchaser, materially affects the Company or the carrying on of its Business ; or

(c)
prior to Completion any other event occurs (not being an event to which clause 8.2 applies) which, in the reasonable opinion of the Purchaser, affects, or is likely to affect, adversely to a material degree the Company or the financial position, business, assets or profitability of the Company or the value of the Shares, but failure to exercise, or election not to exercise, this right does not constitute a waiver or denial of any other right of the Purchaser (including any right to damages) arising out of any breach or non-fulfilment of any of the Warranties or any other obligations of any of the Vendors.

9.	NOTICES

9.1
Form of notice: If any party wishes to give to another party any notice, claim, demand or other communication ("Notice") under or in connection with this agreement, the Notice is to be in writing, made by facsimile, personal delivery, post or email to the addressee at the facsimile number or address set out below, and marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other party. The initial facsimile number, address and relevant person or office holder of each party is:

Vendors:	Bligh New Zealand Limited/Horizon Oil International
Limited
Attention:	B D Emmett
Facsimile number:	+612 9332 5050
Email address:	emmettbd@horizonoil.com.au

Purchaser:	Indo-Pacific Energy (NZ) Limited
Attention:	Jenni Lean
Facsimile number:	+64 4 476 0120
Email address:	jennil@indopacific.co.nz

9.2	When notice effective: No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee:

(a)
in the case of a facsimile, on the Business Day on which it was despatched or, if despatched after 5.00pm (in the place of receipt) on a Business Day or, if despatched on a non-Business Day, on the next Business Day (in the place of receipt) after the date of despatch provided in each case that there is produced a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient;

	(b)	in the case of personal delivery, when delivered;

	(c)	in the case of a letter, on the third Business Day after posting if posted in New Zealand, or on the fifth Business Day if posted to or from a place outside New Zealand; and

(d)
in the case of a communication sent by email, on the Business Day on which it was despatched or, if despatched after 5.00pm (in the place of receipt) on a Business Day, on the next Business Day (in the place of receipt) after the date of despatch provided in each case the computer system used to transmit the communication:

(i) has received an acknowledgement of receipt to the email address of the person transmitting the communication; or

(ii) has not generated a record that the communication has failed to be transmitted.

9.3	Communication to Vendor deemed given to all: A communication given to a Vendor is deemed to have been given to each Vendor.

10.	ACCESS TO DATA

10.1
Access: From, and for the period of 24 months after, the Completion Date, the Purchaser shall provide the Vendors and their authorised representatives with reasonable access, during the normal operating hours of the Company, to the Data.

10.2
Confidentiality: The Vendor shall at all times keep confidential, treat as privileged, and not directly or indirectly make any disclosure or allow any disclosure to be made, of any Data made available under clause 10.1, except to the extent:

(a) required by law; or

(b) that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this clause or at law.

11.	MISCELLANEOUS PROVISIONS

11.1
Announcements: Except as may be required by law no party may make any announcement or disclosure as to the subject matter or any of the terms of this agreement except in such form and manner, and at such time, as the Vendors and the Purchaser agree. If a party is required to make any announcement or disclosure as to the subject matter or any of the terms of this agreement, that party shall first give notice of the requirement to the other parties, shall consult with the other parties and shall endeavour to agree with the other parties on the form of disclosure or announcement to be made.

11.2
Assignment by Purchaser: The benefit of all obligations and Warranties of the Vendors under or pursuant to this agreement are assignable by the Purchaser to any nominee of the Purchaser upon the basis that such nominee is entitled to enforce them against the Vendors as if named in this agreement as the Purchaser.

11.3
No merger: The obligations and Warranties under this agreement, to the extent not already performed at Completion, will not merge on Completion, or on the execution and delivery of any document pursuant to this agreement, but will remain enforceable to the fullest extent, notwithstanding any rule of law to the contrary.

11.4
No waiver: No waiver of any breach, or failure to enforce any provision, of this agreement at any time by a party in any way affects, limits or waives the right of such party thereafter to enforce and compel strict compliance with the provisions of this agreement.

11.5
Release not to prejudice liability: Any liability of the Vendors to the Purchaser under this agreement may in whole or in part be released, compounded or compromised, or any time or indulgence may be given, by the Purchaser in its absolute discretion, as regards any of the Vendors under such liability without in any way prejudicing or affecting the rights of the Purchaser against the other of them under the same or a like liability, whether joint and several or otherwise.

11.6
Costs: Except as otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and implementation of this agreement.

11.7
Counterparts: This agreement may be signed in two or more counterparts (including facsimile copies), all of which when taken together shall constitute one and the same instrument and a binding and enforceable agreement between the parties.

11.8	Entire agreement: This agreement records the entire agreement between the parties, and prevails over any earlier agreement, relating to the Transaction.

11.9	Amendments: No amendment or variation to this agreement will be effective unless it is in writing and signed by the parties.

11.10	Further assurance: Each party shall promptly do everything reasonably required to give effect to this agreement according to its spirit and intent.

11.11	Liability joint and several: Any term of this agreement which binds more than one party binds the relevant parties jointly and severally.

11.12	Consents: Any consent, instruction or authorisation given by a Vendor shall be deemed to be given by each Vendor.

11.13
Governing law: This agreement is governed by, and construed in accordance with, the laws of New Zealand (without giving effect to the principles of conflicts of law). The Vendors, and the Purchaser each submits to the non-exclusive jurisdiction of the courts of New Zealand in respect of all matters arising out of this agreement, and waives any right they may have to object to an action being brought in those courts, to claim that an action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

12.	GUARANTEE

12.1	Guarantee:

(a)

In this clause 12.1 unless the context otherwise requires:

Agreement means this agreement;

Guarantor's Obligations means the obligations of the Guarantor set out in clause 12.1(b) or any other provision of this Agreement to which clause 12.1(b) relates;

Buyer's Obligations means the due and punctual observance and performance by the Purchaser of all liabilities, obligations and agreements (whether contingent, prospective or actual) to the Vendors jointly or severally under or in connection with this Agreement;

Insolvency includes administration, bankruptcy, compromise, arrangement, amalgamation, receivership, reconstruction, winding up, liquidation, dissolution and assignment for or compromise with creditors and Insolvent will be construed accordingly.

(b)	In consideration of Vendors at the request of the Guarantor entering into this Agreement, the Guarantor unconditionally:

	(i)	guarantees to the Vendors jointly and severally the Buyer's Obligations; and

	(ii)	indemnifies the Vendors jointly and severally against any loss or liability the Vendors jointly or severally incur arising from or connected with the Buyer's Obligations.

(c)	Each of the Guarantor's Obligations:

	(i)	is a principal obligation and will not be treated as ancillary or collateral to any other right or obligation however created or arising;

(ii)
may be enforced against the Guarantor without the Vendors first being required to exhaust any remedy they may have against the Purchaser or to enforce any security they may hold with respect to the Buyer's Obligations;

	(iii)	is a continuing guarantee and indemnity for the whole of the Buyer's Obligations and will be irrevocable and will remain in full force and effect until discharged; and

(iv)
will not be considered as wholly or partially discharged by the performance at any time of any of the Buyer's Obligations or by any settlement of account or by any other matter or thing whatever and will apply to the present and future scope of the Buyer's Obligations.

(d)
The liability of the Guarantor is absolute and will not be affected by any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate the Guarantor from the Guarantor's Obligations in whole or in part including without limiting the generality of the foregoing:

(i)
the grant to the Purchaser or any other person of any time, waiver or other indulgence or concession, or the discharge or release of any other security held by Vendors or any of them in respect of Buyer's Obligations;

	(ii)	any transaction or arrangement that may take place between Vendors and Purchaser, the Guarantor or any other person;

	(iii)	the Insolvency of Purchaser;

(iv)
Vendors exercising or refraining from exercising any other security or any of the rights, powers or remedies conferred on them by law or by this Agreement or any other agreement with any person, or taking or failing to take any other security;

	(v)	the variation (including a variation which increases the Buyer's Obligations), extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part of this

Agreement, or any security now or in the future held by Vendors from the Purchaser, the Guarantor or any other person;

	(vi)	the Buyer's Obligations or any part of them being or becoming wholly or partially illegal, void, voidable or unenforceable;

	(vii)	a failure by the Vendors to give notice to the Guarantor of any default by the Purchaser under this Agreement; or

	(viii)	any legal limitation, disability, incapacity or other circumstances related to the Purchaser.

(e)	The guarantee and indemnity given pursuant to this clause extends to cover this Agreement as amended, varied or replaced, either with or without the consent of the Guarantor.

(f)
If the Purchaser becomes Insolvent, the Guarantor authorises the Vendors to prove for all moneys which the Purchaser or any other person will have paid under this Agreement and to retain and to carry into a suspense account and to appropriate at the discretion of the Vendors any dividends received in the Insolvency of Purchaser and all other moneys received in respect of the Buyer's Obligations until the Vendors have been paid in full in respect of the Buyer's Obligations.

SIGNATURES

BLIGH NEW ZEALAND LIMITED by:

Signature of Director
in the presence of:

Name of Director

Name of director

Signature of director

City/town of residence

Occupation

HORIZON OIL INTERNATIONAL LIMITED by:

Signature of Director
in the presence of:

Name of Director

Name of witness

Signature of witness

City/town of residence

Occupation

INDO-PACIFIC ENERGY (NZ) LIMITED by:

Signature of Director
in the presence of:

Name of Director

Name of witness

Signature of witness

City/town of residence

Occupation

NGATORO ENERGY LIMITED by:

Signature of Director
in the presence of:

Name of Director

Name of witness

Signature of witness

City/town of residence

Occupation

FIRST SCHEDULE

(Section 2)

VENDORS

	Column 1	Column 2
Name of Vendor	No. of Shares	No. of Shares
	Held	Being Sold

Bligh New Zealand	4,251,000	4,251,000
Limited

Horizon Oil	4,251,000	4,251,000
International Limited

SECOND SCHEDULE

(Clause 7.1)

WARRANTIES

1.	SHARES

1.1
Issued Shares: The issued share capital of the Company is 8,502,000 ordinary Shares. All of the Shares are legally and beneficially owned by the Vendors in the proportions set out in column 1 of the first schedule.

1.2
Shares fully paid up: All the shares in the Company are fully paid up and rank equally in all respects. All statutory requirements in respect of the issue of shares in the Company were duly complied with.

1.3	Alteration of share capital: The Vendors will not permit the Company to issue, buy back, redeem or acquire any of its shares or alter any rights attaching to any of its shares prior to Completion.

1.4
Options: There is not now, and will not on Completion be, any agreement or arrangement providing for a right, entitlement or option for any person to take shares, convertible securities or other securities in the Company.

1.5
Sufficiency of title: The Shares will pass on Completion to the Purchaser free of all liens, mortgages, charges, encumbrances, security interests (as that term is defined in the Personal Property Securities Act 1999), rights of pre-emption or other adverse interests of any nature whatsoever.

2.	CORPORATE STRUCTURE

2.1
Company subsidiaries: The Company does not, and will not on Completion, have any subsidiaries (as defined by section 5 of the Companies Act 1993) and the Company does not hold and is not beneficially entitled to, nor will on Completion hold or be beneficially entitled to, shares in any other company, or be a party to any other arrangement, the effect of which is to render that other company in substance or effect a subsidiary of the Company.

2.2
Other interests: The Company is not, and will not on Completion be, legally or beneficially entitled, directly or indirectly, to any shares or other equity interests, or securities convertible into shares or other equity interests, in any other person.

2.3
Other business arrangements: The Company is not, and will not on Completion be, a party to any joint venture, partnership, syndicate, consortium, or other body or association, whether incorporated or not (other than a recognised trade association).

3.	INFORMATION AND MATERIAL CIRCUMSTANCES

3.1
Information: All information which has been, or will prior to Completion be, given by or on behalf of either of the Vendors or the Company (whether by any director, agent, professional adviser or other person) to the Purchaser or any director, agent, professional adviser or other representative of the Purchaser in respect of the Company (including information provided for the purposes of the Purchaser's due diligence investigation of the Company, and the information contained in any disclosure letter given pursuant to clause 7.2 of the agreement) was, when given, and is now true, complete and accurate in each material aspect.

3.2
Material circumstances: No Vendor is aware of any material circumstance which has not been disclosed in writing to the Purchaser prior to the date of this agreement and which might reasonably be expected materially and adversely to affect the Company or the financial position, business, assets or profitability of the Company or the value of the Shares or the ability of the Company to continue to achieve the level of profitability disclosed by the Last Financial Statements or which might otherwise be material to a purchaser of the Shares.

3.3
Receivership, liquidation: No receiver or statutory or official manager has, or will prior to Completion have, been appointed in respect of the Company or the whole or any part of the assets of the Company, and no application or order has been made, or resolution passed, or will prior to Completion have been made or passed, for the liquidation or dissolution of the Company.

3.4	Adverse circumstances: There are not now, and will not prior to Completion be, any circumstances existing:

(a)
which give any person, or with the passing of time or giving of notice or both will give any person, the right to call, or which are likely to cause any person to exercise a right to call, for termination of any financial accommodation facilities or immediate or early repayment of any borrowings of the Company; or

(b)
which will, or with the passing of time or giving of notice or making of any court order may, result in the liquidation or dissolution of the Company or the appointment of a receiver or statutory manager of the whole or any part of the assets of.

4.	FINANCIAL STATEMENTS AND TAXATION

4.1
Last Financial Statements: The financial statements for the period to 30 June 2002 and the Last Financial Statements of the Company for the 6 months ended on the Interim Accounts Date, were prepared in accordance with NZ GAAP consistently applied and correctly represent the assets and liabilities of the Company, as at the Interim Accounts Date and the trading, cash flows and movements in equity of the Company for that period.

4.2
Imputation accounts: The imputation credit account and dividend withholding payment account which the Company is required to maintain did not on 31 March 2002, and will not on Completion, have a debit balance.

4.3
Tax returns: The Company has duly furnished, and will up to Completion duly furnish, all returns, notices, information and disclosures ("Returns") which ought to be furnished for the purposes of Taxation on or prior to that time, all such Returns made prior to the date of this agreement were correct, were made on a proper basis and are not disputed in any material respect by the fiscal authority concerned, and there is no fact known to any Vendor which might be the occasion of any such dispute or of any claim for Taxation in respect of any financial period up to and including the Completion Date.

4.4	Residency: The Company :

	(a)	Has not, nor will on Completion have, a branch or a permanent establishment (as that term is defined in any relevant double taxation agreement) outside New Zealand;

	(b)	Is not, nor will on Completion be, registered or required to be registered as a foreign company in any other jurisdiction;

	(c)	Is not, nor will on Completion be, deemed for taxation purposes to be resident in any country other than New Zealand, whether under the laws of New Zealand or any other relevant country.

5.	DEBTS AND LOANS

5.1
Book debts: All book debts and other accounts receivable ("Book Debts") included in the Last Financial Statements were on the Interim Accounts Date and (to the extent not realised by Completion) will be repaid on or prior to Completion.

5.2	Loans: All loans included as assets in the Last Financial Statements were on the Interim Accounts Date and will be repaid on or prior to Completion.

5.3
Money owing: On the Interim Accounts Date there was no money owing to the Company by any Vendors or any member of their respective families or by any trust or person controlled by or associated with any such person and no money has since the Interim Accounts Date been, or will prior to Completion be, advanced by the Company to any such person or trust.

6.	BUSINESS OPERATIONS

6.1
Compliance with laws: The Company is not in breach of any statutory provision, order, by-law or regulation binding on or applicable to it in relation to its formation, the use of any of its assets, the carrying on of its business, or in any other respect, and the Company will not prior to Completion commit any such breach.

6.2	Business contracts: The Company is not, and will not on Completion be, in breach of any contract, commitment or arrangement of any nature whatsoever to which it is, or will then be, a party.

6.3	Contractual arrangements: The Company is not, and will not on Completion be, a party to:

	(a)	any unusual, abnormal, long term or onerous contract, commitment or arrangement of any nature whatsoever; or

	(b)	any contract, commitment or arrangement which is unlikely to be able to be performed by the Company at or above its normal profit margin; or

(c)
any contract, commitment or arrangement of any nature except such as have been entered into in the normal and ordinary course of trading and are capable of being wholly satisfied or performed within three months after Completion, or of being terminated within such period without cost to the Company; or

	(d)	any contract, commitment or arrangement which may be unenforceable by the Company for any reason.

6.4
Liability for third parties: The Company is not, and will not on Completion be, a party to any guarantee or indemnity in respect of, or otherwise liable or contingently liable in any way for the obligations of, any other person.

6.5
Other business arrangements: The Company is not a party to any material purchasing, manufacturing, trading, marketing, distribution, licensing, agency or other contract, commitment or arrangement which has not been disclosed to the Purchaser, and will not prior to Completion enter into any such contract, commitment or arrangement without the prior written consent of the Purchaser.

6.6	Currency exposure: The Company does not have, and will not on Completion have, any unhedged foreign currency exposure.

6.7	Requisitions: So far as the Vendors are aware, there is no unsatisfied requisition by or dispute with any Authority, affecting or relating to the Company or any of its assets.

6.8
Confidential Information: Except in the ordinary course of its business, the Company has not, disclosed, and will not prior to Completion disclose, to any person other than the Purchaser, any of its secret or confidential information or property, or any other information relating to its business or affairs, the disclosure of which might cause loss or damage to, or adversely affect, the Company.

7.	ASSETS

7.1	Sufficiency of title to assets: In respect of the Company:

(a)
All assets, both tangible and intangible, owned by or used in or relating to the business of the Company, were on the Interim Accounts Date, and will on Completion be, the absolute property of the Company and under the control of the Company and were not on the Interim Accounts Date, and will not on Completion be, held by the Company on lease, licence, hire purchase agreement, credit sale agreement or other similar tenure.

(b)
None of the assets referred to in clause 7.1(a) of this schedule were on the Interim Accounts Date, nor will on Completion be, subject to any option, mortgage, charge, lien, encumbrance, security interest (as that term is defined in the Personal Property Securities Act 1999) , retention of title or security agreement (other than those arising in the ordinary course of business) or other adverse interest of any nature whatsoever.

(c)
No person other than the Company is, or will on Completion be, entitled to possession of, or any interest in, any of the assets referred to in clause 7.1(a) of this schedule and the Company has, and will on Completion have, good and marketable title to all those assets.

7.2	Vendor interests: No Vendor nor any member of their or other relatives, or trusts or other persons controlled by or associated with them or any of them:

(a)
owns or is beneficially entitled to, or on the Interim Accounts Date owned or was beneficially entitled to, any of the assets normally used or held for use in connection with the business of the Company; or

(b) provides any service, or at any time during the preceding three financial years provided any service, other than service as an employee, to the Company.

8.	LITIGATION/CLAIMS

8.1
Causes of action: There is not now, and will not on Completion be, any cause of action in respect of which the Company is not fully indemnified which could or might be used for the purpose of commencing legal proceedings, either civil or criminal, against the Company.

8.2
Legal proceedings: The Company is not, and will not on Completion be, a party to any legal action or proceedings (other than as plaintiff in normal debt collection matters), arbitration, or statutory or governmental enquiry of any kind nor is any Vendor aware of any such legal proceedings, arbitration or enquiry which are pending or threatened against or involve the Company.

8.3	Current proceedings: The Company is not, and will not on Completion be:

(a) subject to any order, judgment or award given or made by any court, arbitrator, tribunal or other competent body or official; or

(b) a party to any undertaking or assurance given to any court, arbitrator, tribunal, other competent body or official, which is now, or will on Completion be, current.

9.	RECORDS

9.1
Records: The Company holds, and will on Completion be in possession of, all accounting and other records which it is bound by law to retain in its possession either indefinitely or for a particular period or periods.

9.2
Completeness and accuracy of records: The accounting and statutory records of the Company are now, and will on Completion have been, duly entered up and contain true, full and accurate records of all matters required to be dealt with therein, all such records of the Company and all documents of title to its assets are now, and will on Completion be, in its possession or under its control, and all returns required to be made, and documents required to be filed with the Registrar of Companies, prior to the date of this agreement or in the period up to Completion, have been or will be duly and correctly made and filed.

THIRD SCHEDULE

(Section 1)

DATA

The following information to the extent it is in the possession of the Company at the date of this agreement:

TARANAKI BASIN NEW ZEALAND - HARD COPY DATA LIST

Permit	Shelf No	Title	acc no	Location			
				Archive	Shelf	Box	
PEP 38460	nz-tar-003	West Maui exploration opportunity	100399	1	.		
PEP 38460	nz-tar-004	West Maui - Prospect montages and Kiwa post mortem	100400		X		
PEP 38703	nz-pep 38703-001	Riverlea Prospect rock properties and reflectivity study, PEP 38703	101047		X		
PEP 38712	nz-oa1-001	Daily drilling & geological, paleontological reports	34129	2			
PEP 38712	nz-oa1-002	Daily mudlogs	34130	2?			
PEP 38712	nz-oa1-log	Logs	387105	2			
PEP 38712	nz-pep 38712-seis-001	Seismic reprocessing test report	387014	2			812
PEP 38712	nz-pep 38712-Seis-002	Interpretation and mapping report	712002	2			
PEP 38712	nz-pep 38712-seis-003	2D seismic reprocessing : Q.C. report	712003	2			
PEP 38712	nz-pep 38712-001	Reservoir quality of the Mangaa, Mt Messenger and Moki Sandstones in the Taranaki Basin and implications for the Oakura Prospects	712001		X		
PEP 38712	nz-oa1-003	Proposal to drill and drilling programme	34131	1			
PEP 38712	nz-pep 38712-seis-004	AVO modelling study - Oakura Prospect - On-shore New Zealand	100470	1&2			812
PEP 38712	nz-pep 38712-003	Combined oil & gas resource computation - Oakura Prospect	100472	2			812
PEP 38712	nz-pep 38712-seis-006	Oakura Prospect - seismic lines (interpreted workstation displays)	100474	2			812
PEP 38712	nz-oa1-005	End of well report	100938	1			
PEP 38712	nz-pep 38712-004	Report on the final mapping of PEP 38712 and the Oakura Prospect	101011	2			813
PEP 38712	nz-oa1-007	Oakura 1 post well AVO evaluation	101023	1	X		
PEP 38712	nz-oa1-006	Well completion report	101024	1			
PEP 38716	nz-pep 38716-seis-001	Report on permitting and surveying operations - Huinga seismic survey 1997	100360	1			
PEP 38716	nz-pep 38716-seis-002	Final report supervision of land seismic operations - Huinga seismic survey 1997	100361	1	X

PEP 38716	nz-pep 38716-seis-004	1996/97 seismic reprocessing interpretation report	100362	2	X		813
PEP 38716	nz-pep 38716-seis-003	Final report - 1997 Huinga seismic survey	100363	2	X		813
PEP 38716	NZ-PEP 38716-SEIS-005	1996 seismic reprocessing project	100364	2	X		813
PEP 38716	nz-pep 38716-seis-006	Interpretation of newly acquired seismic across the Crown prospect, PEP 38716, Taranaki Basin	100365	2	X		813
PEP 38716	nz-pep 38716-001	Reserve estimates - Huinga Prospect, PEP 38716, Onshore Taranaki Basin	100366		X		
PEP 38716	nz-pep 38716-002	Sequence stratigraphic mapping of the Miocene succession, PEP 38716, Onshore Taranaki Basin	100367		X		
PEP 38716	nz-pep 38716-006	Evaluation material (reports, maps, logs)	100372	1			273
PEP 38716	nz-pep 38716-seis-007	1997 Huinga Seismic survey - interpretation report - PEP 38716, Onshore Taranaki Basin	100406	2	X		813
PEP 38716	nz-hui1-001	Proposal to drill and drilling program	100447			X	
PEP 38716	nz-hui1-002	Spill contingency plan	100448			X	
PEP 38716	nz-hui1-003	Emergency response plan	100449			X	
PEP 38716	nz-hui1-004	Environmental, health & safety manual	100450			X	
PEP 38716	NZ-PEP 38716-SEIS-005a	1996 seismic reprocessing project	100490		X		
PEP 38716	nz-hui1-005	Huinga 1 well prognosis	100466			X	
PEP 38716	nz-pep 38716-seis-009	Processing report - PEP 38716 Phase II	100779		X		
PEP 38716	nz-hui1-006	Contract agreement - Marabella Enterprises and Parker Drilling International for Onshore drilling services rig #246	100466			X	
PEP 38716	nz-hui1-log	Logs & VSP data & Redrill special project - LGC Perth back-up	100795			X	
PEP 38716	nz-hui1-007	Daily drilling reports - 28 Mar to 12 May 1999	100801	2		X	807

PEP 38716	nz-hui1-008	Daily geological reports - 2 Apr to 14 May 1999 - Biostratigraphic reports	100813	2			807
PEP 38716	nz-hui1-009	Biostratigraphy (foraminifera & palynology) of Huinga 1, 1A, exploration wells, onshore Taranaki, New Zealand	100824			X	
PEP 38716	nz-pep 38716-seis-010 c.2	Pre-stack depth migration - processing report for Bligh Oil & Minerals - a two-line PSDM project	100820	1	X		282
PEP 38716	nz-Hui1-010	End of well report	100845			X	
PEP 38716	nz-pep 38716-seis-011	Huinga seismic reprocessing, PPL 38716 - reprocessing report for Marabella Enterprises	100846	2	X		995
PEP 38716	nz-Hui1-011	Drilling fluids recap - Huinga 1	100853			X	
PEP 38716	nz-Hui1-012	Well summary report	100854			X	
PEP 38716	nz-Hui1-013	Borehole seismic processing report - Multi-offset VSP & checkshot survey	100855			X	
PEP 38716	nz-Hui1-014	Post Well Analysis	100997			X	
PEP 38716	nz-Hui1-015	Huinga 1A (re-entry) proposal PEP 38716 onshore Taranaki Basin, New Zealand	100951			X	
PEP 38716	nz-Hui1-015a	Huinga 1A (re-entry) proposal PEP 38716 onshore Taranaki Basin, New Zealand - Maps and interpreted seismic lines	100952			X	
PEP 38716	nz-Hui1-015	Final well report	101150	2	X		814
PEP 38716	nz-pep 38716-seis-013	Seismic reprocessing, PEP 38716 - seismic data processing report - for Marabella Enterprises	101142	2			813
PEP 38716	nz-pep 38716- petro-tar-001	Petrophysical review of the Tariki Sandstone, Taranaki Basin N.L.	101148		X

PEP 38716	nz-Hui1-016	Sealing effectiveness of basement rocks, Huinga 1A	101172		X		
PEP 38716	nz-pep 38716-010	A Sedimentological Study of the Tariki Sandstone Reservoir Onshore Taranaki	101180		X		
PEP 38716	nz-pep 38716-seis-014	Processing report - PEP 38716 processed for Bligh by Vector	100779		X		
PEP 38716	nz-pep 38716-seis-015	38716 PSDM Seismic Plots Nigel Fisher Analysis	101365		X		
PEP 38716	nz-Hui1-017	Huinga - 1B Re-entry Proposal & Drilling Programme 2002	101430		X		
PEP 38716	nz-pep 38716-015	Work Maps - Tariki Sandstone Regional Study	101442		X		
PEP 38716	nz-pep 38716-seis-016	Key Lines Pre-stack Depth Migration/Velocity Modelling in Onshore Taranaki - PEP 38716	101454		X		
PEP 38716	nz-pep 38716-seis-017	Observers Logs 716-96-01 & 716-96-01N	101463		X		
PEP 38716	nz-hui1-018	Huinga 1B Project Safety Plan	101489			X	
PEP 38716	nz-hui1-019	Huinga 1B Emergency Response Plan	101493			X	
PEP 38716	nz-hui1-020	Huinga 1B Well Summary Report	101529	2	X		814
PEP 38716	nz-hui1-021	Velocity Survey Huinga 1	101531		X		
PEP 38716	NZ-hui1b-LOG	Logs	101539			X	
PEP 38716	nz-hui1-022	Barefoot DST	101553		X		
PEP 38716	nz-hui1-023	Pressure/Temperature Survey Report	101554		X		
PEP 38716	nz-hui1-022	A Brief Formation Evaluation Summary	101563		X		
PEP 38716	nz-hui1-024	End of Well Report	101564		X		
PEP 38716	nz-hui1-025	Biostratigraphy of Huinga-1B well, 3000-4500 m	101565		X		
PEP 38716	nz-maki1-023	Study of oils and source rocks from Huinga-1B well, onshore Taranaki Basin	101557		X		
PEP 38716	nz-pep38716-009	Processing and Analysis of Aeromag Survey over part of 38716 and 38718	101010		X		
PEP 38716	nz-pep38716-012	Tariki Sandstone member Report	101139		X		
PEP 38716	nz-pep38716-013	Sealing effectiveness of basement rocks, Huinga 1A	101328		X		
PEP 38716	n/a	Micscellaneous papers Blue File	n/a		X		
PEP 38716	n/a	Block Prospectivity review	n/a		X		
PEP 38716	nz-hu1-002	Well Completion Report	387003		X		
PEP 38716	nz-hu1-003	Title?	100872		X		
PEP 38716	nz-hu1-004	Title?	100873		X		
PEP 38716, 38718, 38719, 38728	nz-tar-strat-005	Murihiku and Maitai basement on the eastern margin of the Taranaki Basin	101206		X

PEP 38718	??	Seismic Reprocessing Report	n/a			X	
PEP 38718	nz-tuihu-001	Exploration Well Proposal	101191			X	
PEP 38718	nz-tuihu-002	Tuihu 1 Safety and Environment Plan	101192			X	
PEP 38718	nz-tuihu-003	Drilling Programme	101193			X	
PEP 38718	nz-tuihu-004	A review of foraminiferal datums fro offset wells and their application to the Otaraoa formation stratigraphy in the porposed well Tuihu 1	101194			X	
PEP 38718	nz-tuihu-005	Pre-acquisition modelling for Tuihu 1 VSP acquisition	101195			X	
PEP 38718	nz-manu-001	Well Completion Report	101196	1			292
PEP 38718	nz-tuihu-006	Daily Drilling Reports	101200			X	
PEP 38718	nz-tuihu-007	Daily Geological Reports	101201			X	
PEP 38718	nz-tuihu-008	Mudlogs	101202			X	
PEP 38718	nz-tuihu-009	Tuihu-1 FMI Image Interpretation Report	101232			X	
PEP 38718	nz-tuihu-010	Tuihu-1 Provisional Petrophysical Evaluation	101235			X	
PEP 38718	nz-tuihu-011	Tuihu-1 Petrophysical Evaluation	101236			X	
PEP 38718	nz-tuihu-012	Tuihu-1 Provisional Petrophysical Evaluation - FINAL	101254			X	
PEP 38718	nz-tuihu-013	Tuihu-1 FMI Interpretation Report	101257			X	
PEP 38718	nz-tuihu-014	Tuihu-1 Post Well Geophysical Review PEP 38718, Taranaki	101258			X	
PEP 38718	nz-tuihu-015	HSE & Community Well Completion Report	101262			X	
PEP 38718	nz-tuihu-016	Well Completion Report	101271			X	
PEP 38718	nz-tuihu-017	Well Review	101311			X	
PEP 38718	nz-tuihu-017	Tikorangi Limestone Potential	101340			X	
PEP 38718	nz-manu-002	Manu Prospect Evaluation Text & Figures	101358	1			292
PEP 38718	nz-manu-003	Manu-1 Exploration well proposal	101359	1			293
PEP 38718	nz-tuihu-018	Tuihu 1 FMI Image Interpretation Report	101366			X	
PEP 38718	nz-pep 38718-001	PEP 38718 Technical Committee Meeting 29 November, 2001	101455			X	
PEP 38718	nz-tuihu-019	Tuihu 1 Time and Depth Maping	101456			X	
PEP 38718	nz-tuihu-020	Tuihu 1 Well Study	101457			X	
PEP 38718	nz-tuihu-020	Tuihu 1 Post Well Analysis and Review	101514			X	
PEP 38721	nz-pep 38721-005	Evaluation of the Miocene succession on the flanks of the Kaimiro anticline	100243		X		
PEP 38721	nz-pep 38721-seis-004	AVO study - New Zealand On-shore Taranaki	100375		X

PEP 38721	nz-pep 38721-seis-006	Seismic Reporcessing PPL 38721, Seismic Data Processing Report for Marabella Enterprises Ltd	101188	1		263
PEP 38721□PPL 38701	nz-pep 38721-seis-002	Moturoa vibroseis survey 1989	100354	1		262
PEP 38721□PPL 38701	nz-pep 38721-003	Lead assessments : Onshore Taranaki cross-sections & seismic index maps	100355	1		262
PEP 38721□PPL 38701	nz-pep 38721-004	Huatoki Prospect - Maps	100356	1		262
PEP 38721□PPL 38701	nz-pep 38721-006	Farmout brochure : PPL 38701 Onshore Taranaki Basin	100358	1		263
PEP 38721□PPL 38701	nz-pep 38721-seis-001	Fitzroy seismic survey	100359	1		262
PEP 38721□PPL 38701	nz-pep 38721-007	Huatoki Prospect evaluation (Draft) - Huatoki/Huatoki east Prospect evaluation, PPL38701	100369	1		262
PEP 38721□PPL 38701	nz-pep 38721-seis-003	Fitzroy seismic survey interpretation report	100373	1		263
PEP 38721□PPL 38701	nz-pep 38721-008	Material on Huatoki Farmout opportunity	100374	1		263
PEP 38721□PPL 38701	nz-pep 38721-009	Lead assessments - PPL 38701	100385	1		263
PEP 38724	nz-pep 38724-001	Prospectivity report - PEP 38724, Onshore Taranaki Basin, New Zealand	101045	2		997
PEP 38724	nz-pep 38724-002	PEP 38724 technical data	101132	2?		
PEP 38728	nz-pep 38728-seis-001	Seismic reprocessing, PEP 38728 - seismic data processing report - for Marabella Enterprises	100996	2	X	
PEP 38728	nz-pep 38728-seis-002	PEP 38728 Onshore Taranaki Basin, Seismic Interpretaion Report	101173	2	X	
PEP 38728	nz-pep 38728-seis-003	2000 Tangahoe Seismic Survey, Daily Operations Reports	101203	2		
PEP 38728	nz-pep 38728-seis-004	Final Report 2000 Tangahoe Seismic Survey 2000 - PEP 38728	101264	2	X	749
PEP 38728	nz-pep 38728-002	Noise Management Plan (Drilling Activities) Pohokura South Well, Pohokura "A" Site	101310		X	
PEP 38728	nz-pep 38728-Seis-005	PEP 38728 Tangahoe Prospect TAN-07cdp Pre-SDM Processing by OERL	101320		X	
PEP 38728	nz-pep 38728-Seis-006	2000 Tangahoe Seismic Survey PEP-38728, Taranaki Basin NZ Field Operations Report October 25-December 21, 2000	101327	1		301

PEP 38728	nz-pep 38728-Seis-007	Final Report Drill Well Exploration NZ Ltd 2000 Tangahoe 2D Seismic Drilling Program October 25-December 8, 2000	101356	1			301
PEP 38728	nz-maki1-002	Makino-1 Proposal to Drill & Drilling Programme	101375		X		
PEP 38728	nz-maki1-003	Daily Drilling Reports	101414		X		
PEP 38728	nz-maki1-004	Mudlogs	101415		X		
PEP 38728	nz-maki1-005	Daily Geological Reports	101416		X		
PEP 38728	nz-maki1-006	Borehole Seismic Pre Survey Modeling Report	101417		X		
PEP 38728	nz-pep 38728-Seis-008	Reprocessing of Seismic Lines PR84-88-213, PR84-88-214 & PR84-88215 (ex PPL 38034) New Zealand	101453		X		
PEP 38728	nz-maki1-007	Makino-1, 1A, 1B Well Summary Report	101490		X		
PEP 38728	nz-maki1-008	Makino-1 - A Scientific Drilling International Report of Keeper 'Drop Gyro' Survey	101491		X		
PEP 38728	nz-maki1-009	Makino-1, Makino-1 S/T-1, Makino-1 ST-2	101492		X		
PEP 38728	nz-maki1-010	Makino-1, Makino-1A, 1B	101494		X		
PEP 38728	nz-maki1-012	Makino-1B Capillary Pressure Study	101511		X		
PEP 38728	nz-maki1-013	Biostratigraphy of Makino-1 Well, 2272-4555m	101521		X		
PEP 38728	nz-maki1-014	??	101490				
PEP 38728	nz-maki1-015	Makino-1 Fluids Recap	101524		X		
PEP 38728	NZ-MAKI1-016	Analysis of possible source rocks and oil shows in Makino-1B well, onshore Taranaki Basin	101526		X		
PEP 38728	NZ-MAKI1-017 V.1	Borehole FMI Imagery Processing and Interpretation Reports	101528	2	X		749
PEP 38728	NZ-MAKI1-019	Petrography of sidewall cores, Makino-1B	101533		X		
PEP 38728	NZ-MAKI1-020	MICP Report	101534		CD		
PEP 38728	nz-maki1-021	Foraminideral biostratigraphy of upper section (100-2200m), Makino-1 onshore petroleum exploration well, Taranaki	101567		X		
PEP 38728	nz-maki1-022	Petrophysical Analysis by Saros Group.	101568		X		
PEP 38728		Final Well Report WCR	n/a		X		
PEP 38728		PSDM Reprocessing Report	n/a		X		
PEP 38728		Seismic Report	n/a		X		
PEP 38728		Makino Prospect File	n/a		X		
PEP 38728□38719/38716	nz-pep 38728-001	Structural Evolution of the Eastern Margin of the Southern Taranaki Peninsula. North Island New Zealand	101187		X

PEP 38729	nz-pep 38729-seis-001	PEP 38729 Opito Seismic Survey 2000 Interpretation Report	101440	1&2			300/7 38
PEP 38738	nz-pep 38738-petro-001	Petrophysical Review of the Urenui and Mt Messenger Sands, PEP 38738 and Adjacent Area	101370		X		
ARCHIVE 1	ReQuest Carton Number	ARCHIVE 2 Carton Number					
	5501886254	5501703254					
	5501886255	5501910806					
	5501886256	5501910807					
	5501886257	5501910808					
	5501886258	5501910811					
	5501886259	5501910812					
	5501886260	5501910813					
	5501886261	5501910814					
	5501886262	5501911738					
	5501886263	5501911739					
	5501886264	5501911747					
	5501886265	5501911749					
	5501886266	5501911982					
	5501886267	5501911983					
	5501886268	5501911984					
	5501886269	5501911985					
	5501886270	5501911986					
	5501886271	5501911987					
	5501886272	5501911988					
	5501886273	5501911989					
	5501886274	5501911990					
	5501886276	5501911993					
	5501886277	5501911994					
	5501886278	5501911995					
	5501886279	5501911996					
	5501886282	5501911997					
	5501886283	5501911998					
	5501886284	5501911999					
	5501886285	5501912000

5501886286	5501912001			
	5501886287	5501912002			
	5501886288	5501912022			
	5501886289	5501912023			
	5501886290	5501912024			
	5501886291	5501912025			
	5501886292	5501912026			
	5501886293	5501912028			
	5501886294	5501912029			
	5501886295				
	5501886296				
	5501886297				
	5501886300				
	5501886301				
CD Database	a	Geolog Taranaki database Discs No. 06, 07, 08, 09,10,11,12,13,14			
		containing well logs, plot files, interpretations. Public File wells included			
	b				
	New Zealand				
	NZ-DIGITAL-03	xhpg from Swift			
	NZ-DIGITAL-CD01	PEP38712 / 38721			
	NZ-DIGITAL-CD02	PEP38712 / 38722			
	NZ-DIGITAL-CD03	PEP38712 / 38723			
	NZ-DIGITAL-CD04	Petrophysical Analysis - Tariki Sandstone in Taranaki Basin & Rimu1 4/00			
	NZ-DIGITAL-CD05	Huinga1/1A Wellsite Geologists Files; Text & figures for WC report			
	NZ-DIGITAL-CD07 v1	Hawera Orthophoto Images PEP38728 1 of 2			
	NZ-DIGITAL-CD07 v2	Hawera Orthophoto Images PEP38728 2 of 2			
	NZ-DIGITAL-CD09	Tuihu1 Prints & DLIS 4/12/00			
	NZ-DIGITAL-CD10	Tuihu1 PEX-LDT; FMI-DSI 11/1/01			
	NZ-DIGITAL-CD15	Tan-07 5/4/01			
	NZ-DIGITAL-CD16	Tangahoe SS Depth Precessing Tan-03 & 06 2/5/01			
	NZ-DIGITAL-CD16	Kupara1A Run1 GR/AST 17/2/98

NZ-DIGITAL-CD17	Tangahoe SS Depth Precessing Tan-03 & 07			
	NZ-DIGITAL-CD36	Block S Bid 2001/2002 Bid Round			
	NZ-DIGITAL-CD37	Tariki Study Sep 2000			
	NZ-DIGITAL-CD38	Makino1B FMI-GR 14/3/2002 x 2			
	NZ-DIGITAL-CD39	Makino1B CSAT-GR (Checkshot Survey) 9/3/02 x 2			
	NZ-DIGITAL-CD40	Makino1B PEX-HALS-BHC 14/3/02			
	NZ-DIGITAL-CD41	Makino-1 HALS-BHC-GR-SP 27/12/01			
	NZ-DIGITAL-CD42	Huinga1B Intermediate Log 26/4/02			
	NZ-DIGITAL-CD50	Tangahoe Photos			
	NZ-DIGITAL-CD51	Directional Drilling End of Well Report Makino 1; 1S/T-1; 1S/T 2			
	NZ-DIGITAL-CD62	Well logs Kapuni Deep; Kapuni-14 & 15; Kupe South1 15/6/01			
	NZ-DIGITAL-CD63	Wingrove-1; Ngaere-3; Toko-2 Well log			
	NZ-DIGITAL-CD64	Well Logs Kapuni1; Durham1; Makuri1; Salisbury1; Tom1 Nov 2000			
	NZ-DIGITAL-CD65	PEP38738 Theolog database 29/8/01			
	NZ-DIGITAL-CD66	Mt Messenger - Cheal Petropysics Draft 26/4/01			
	NZ-HUI1-020	Huinga1B Well Summary Report Jul 2002			
	NZ-HUI1B-DWD-CD01	Huinga1B St1 TD Logging 2/7/02			
	NZ-HUI1B-DWD-CD02	Huinga1B CBL Logs 8/7/02			
	NZ-HUI1B-DWD-CD03	Huinga1B St 24/6/02			
	NZ-HUI1-DWD-CD01	Huinga1A Schlumberger Logs			
	NZ-HUI1-DWD-CD01 c2				
	NZ-HUI1-DWD-CD02	Reevaluation of HuRoad 1 and 1A Exploration Well Aug 99			
	NZ-MAKI1-013	Biostratigraphy of Makino1 2272 - 4555m			
	NZ-MAKI1-016	Analysis of possible source rocks and oil shows Makino1B Jul'02			
	NZ-MAKI1-019	Petrography of sidewall cores Makino1B			
	NZ-MAKI1-020	MICP Report Makino1B			
	NZ-MAKI-DWD-CD01	Makino1 HALS-BHC-GR-SP 13/6/02			
	NZ-P12-DWD-CD01	Piakau2			
	NZ-TP1-010	Fletcher Challenge Energy Te Popo1			
	NZ-TP1-DWD-CD01	TePopo1 TD FMI-GR DLIS & PDS			
	NZ-TP1-DWD-CD02	TePopo1 FMI-GR DLIS; PDS Combined Log 11/6/01

NZ-TP1-DWD-CD03	TePopo1 Surface Log PEX-PHLS-BHC DLIS 3/6/01			
	NZ-TUIHU-001	Tuihi1 FMI Log Images 5/12/00			
		Huinga1b comp 2000 plots			
		Huinga1B Velocity Survey 11/6/02			
		PEP38728 Taranaki Stacks; Migs; Pre-stack time Migs 8/2/02			
		PEP38722 Geodiscovery Reprocessing 2 of 2			
		PEP38722 Geodiscovery Reprocessing 1 of 2			
		PEP38716 Filt. Scales/Raw stacKs; Fitls Cales/Raw Migs; Filt. Scales/Raw Pre-stack Time Migs 28/8/01			
		PEP38718 Lince PC96-13 30/11/01			
		PEP38728 Gathers, Filt/Filt + FXD/raw, statics to floating datum 8/2/02			
		Huinga1B Formation Evaluation 16/2/02 (saros group)			
		Biostratigraphy of Huinga1B well 3000 - 4500m			
		PEP38738 Filt. Scales/Raw stacKs; Filts Cales/Raw Migs; Filt. Scales/Raw Pre-stack Time Migs 11/7/01			
		Final Well Report Makino1; 1A; 1B March 2002			
		Makino1B FMI-GR CST 14/3/02			
		Makino1B Petrophyscial Analysis 22/5/02			
		Huinga1B Petrophysical Analysis 20/7/02			
		PEP38716 Huinga1B Photos (MacFarlan) Jul 02			
		Huinga1B 5" Liner CBL Logs - Vause 21/7/02			
		PEP38718 Tuihu1 FMI Image Interpretation Report Jun 01			
		Tangahoe Seismic Survey			
		Taranaki Stacks, Migs, (Filt & Raw) 3/4/02			
		Tan-07-time-scaled-dep30 Jan 02; tan-07-dep30 Jan 02			
		Tan-07-postsdm-pspc.sgy; tan-07-postsdm.sgy 6/2/02			
		Tan-07-PSDM8.sgy 25/6/02			
		Huinga1B HST1 - Data; Plots 2002			
		PEP38718 Nov 2001 Minutes Tuihu-1 Gas data

PEP38716 Makino1 LAS; DLIS; PEX-HALS-BHC-GR-SP 0-2997m x 4			
		PEP38722 Seismic Data			
		Bligh NZ Conf Slides for Delta			
S:DRIVE		Contents of Files and Folders relating to Permits including Word, Excel, Powerpoint, E-mail and attachments, Data Files.			
UNIX BOX	Landmark Projects	2D and 3D Projects and seismic data contained in			
		pa/pb/seismicdata/nz_mstr lines &horizons : (remove confidential lines and horizons)			
		OPENWORKS PROJECTS			
		Taranaki2			
		PEP 38728			
		Petrosys:			
		NZ			
		Taranaki_GP			
		ROOT DIRECTORY			
		/gpet_seislines.asc			
Seismic Tapes	Tape Numbers	N2-38712-DSD-001 TO 009			
		N2-38712-DSD-010 TO 019			
		N2-38712-DSD-023 TO 028			
		N2-38712-DSD-030 TO 039			
		N2-38712-DSD-040 TO 049			
		NZ-OA1-DWD-T 01,02,03,			
		NZ-OA1-DIGITAL-T 01, 02,			
		NZ-CHEAL1-DWD-T 01			
		NZ-CHEAL2-DWD-T 01			
		NZ-DWD-T 01,02,03			
		NZ-38716-DSD-001 to 009			
		NZ-38716-DSD-010 to 017 and 019			
		NZ-38716-DSD-020 to 029			
		NZ-38716-DSD-030 to 039			
		NZ-38716-DSD-040 to 049